Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-194060

Ford Motor Company

Final Term Sheet

4.346% Notes due 2026

5.291% Notes due 2046

4.346% Notes due 2026

Issuer:	Ford Motor Company

Trade Date:	December 5, 2016

Settlement Date:	December 8, 2016

Stated Maturity:	December 8, 2026

Principal Amount:	$1,500,000,000

Interest Rate:	4.346%

Benchmark Treasury:	2.000% due November 15, 2026

Benchmark Treasury Yield and Price:	2.396%; 96-16+

Spread to Benchmark Treasury:	+195 basis points

Yield to Maturity:	4.346%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriter’s Commission:	0.450%

Net Proceeds (Before Expenses) to Issuer:	$1,493,250,000 (99.550%)

Interest Payment Dates:	Semi-annually on each June 8 and December 8, beginning June 8, 2017

Redemption Provision:

The 2026 Notes may be redeemed, in whole or in part, on or after September 8, 2026, the date that is three months prior to the maturity date at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers: Joint Lead Managers:

Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Morgan Stanley & Co. LLC

Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Co-Managers:

Banco Bradesco BBI S.A.
BB Securities Ltd.
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
CIBC World Markets Corp.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
Lloyds Securities Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC

CUSIP/ISIN:	345370CR9 / US345370CR99

5.291% Notes due 2046

Issuer:	Ford Motor Company

Trade Date:	December 5, 2016

Settlement Date:	December 8, 2016

Stated Maturity:	December 8, 2046

Principal Amount:	$1,300,000,000

Interest Rate:	5.291%

Benchmark Treasury:	2.250% due August 15, 2046

Benchmark Treasury Yield and Price:	3.091%; 83-23+

Spread to Benchmark Treasury:	+220 basis points

Yield to Maturity:	5.291%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriter’s Commission:	0.875%

Net Proceeds (Before Expenses) to Issuer:	$1,288,625,000 (99.125%)

Interest Payment Dates:	Semi-annually on each June 8 and December 8, beginning June 8, 2017

Redemption Provision:

The 2046 Notes may be redeemed, in whole or in part, on or after June 8, 2046, the date that is six months prior to the maturity date at a redemption price equal to 100% of the principal amount of the 2046 Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers: Joint Lead Managers:

Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Morgan Stanley & Co. LLC

Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Co-Managers:	Banco Bradesco BBI S.A. BB Securities Ltd. BMO Capital Markets Corp. BNP Paribas Securities Corp. CIBC World Markets Corp. Commerz Markets LLC Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.
Lloyds Securities Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC

CUSIP/ISIN:	345370CS7 / US345370CS72

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc., toll-free at 1-800-831-9146; Deutsche Bank Securities Inc., toll-free at 1-800-503-4611, Goldman, Sachs & Co., toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith   Incorporated, toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@baml.com, or Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649.